Exhibit 21.1

SUBSIDIARIES OF ARISTA NETWORKS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Arista Networks Australia Pty Ltd	Australia
Arista Acquisition Australia Pty Limited	Australia
Metamako Holding Pty Ltd	Australia
Metamako Group Pty Ltd	Australia
Metamako General Pty Ltd	Australia
Metamako LP	Australia
Metamako Technology LP	Australia
Arista Networks Austria GmbH	Austria
Arista Networks Canada Ltd.	Canada
Arista Networks ULC	Canada
Arista Networks (Shanghai) Co., Ltd.	China
Arista Technology Limited	Cayman Islands
Arista Networks Cyprus Ltd	Cyprus
Arista Networks EURL	France
Arista Networks GmbH	Germany
Arista Networks Hong Kong Limited	Hong Kong
Arista Networks India Private Limited	India
Mojo Networks Private Limited	India
Arista Networks Limited	Ireland
Arista Networks International Limited	Ireland
Arista Technology Ireland Unlimited Company	Ireland
Arista Holding Limited	Ireland
Arista Networks Israel Ltd	Israel
Arista Networks Japan Ltd.	Japan
Arista Networks Korea, LLC	Korea
Arista Networks Malaysia Sdn. Bhd.	Malaysia
Arista Networks Mexico S. de R.L. de C.V.	Mexico
Arista Networks B.V.	The Netherlands
Arista Networks Singapore Private Ltd.	Singapore
Arista Networks Sweden AB	Sweden
Arista Networks Taiwan Limited	Taiwan
Arista Networks Middle East DMCC	United Arab Emirates
Arista Networks UK Ltd	United Kingdom
ANET LLC	United States
Arista Networks Holding Corporation	United States
Metamako America LLC	United States
Mojo Networks, LLC	United States
Skylark Partners, LLC	United States